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                                                                    EXHIBIT 10.5


                           DATA CONTRIBUTION AGREEMENT


         THIS DATA CONTRIBUTION AGREEMENT (this "Agreement") is made as of August 20, 1999 (the "Effective Date"), by and between AutoConnect, L.L.C., a Delaware limited liability company ("AutoConnect"), and ADP, Inc., a Delaware corporation ("ADP").

         WHEREAS, AutoConnect operates a consumer-oriented shopping and information service for buyers and sellers of automobiles and light trucks, and provides other online services to the automotive industry; and

         WHEREAS, ADP provides transaction systems, data products and professional services to automobile and truck dealers and manufacturers; and

         WHEREAS, ADP is a member of AutoConnect pursuant to the Amended and Restated Limited Liability Company Agreement by and among ADP, Manheim Auctions, Inc., TPI, Inc., LTM Company, L.P., ATC Holdings, Inc., a Nevada corporation and KPCB Holdings, Inc., as nominee, dated as of August 20, 1999 (the "Restated LLC Agreement"); and

         WHEREAS, contemporaneously with the execution of this Agreement, AutoConnect will change its name to AutoTrader.com, LLC; and

         WHEREAS, AutoConnect and ADP mutually desire that ADP shall provide certain data to AutoConnect, subject to the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by AutoConnect and ADP, and intending legally to be bound, AutoConnect and ADP hereby agree as follows:

ARTICLE 1         OBLIGATIONS OF ADP

         1.1 Polling Services. Subject to appropriate dealer consent, which consent ADP shall use commercially reasonable efforts to obtain, ADP shall maintain and continue to develop the capability to poll the used vehicle inventory databases of its dealer management system dealer clients and those of Reynolds & Reynolds ("R&R") for used vehicle data as follows:

                  (a) ADP shall provide staff, resources and equipment reasonably necessary for soliciting dealers for polling services, establishing polling protocols and connections, and performing Polling Events (as defined in Section 2.3, below).

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                  (b) ADP shall provide both standard polling and, where
         reasonably necessary to poll successfully particular participating dealers, custom polling. For the purposes of this Agreement, "standard" polling is the polling of the used and new vehicle inventory of each participating dealer location at least once each week with relevant fields in a manner that includes utilizes up-front coding to align the dealer's data management system and AutoConnect's file format, including coding accommodations for multi-DMS dealers. "Custom" polling requires intervention by ADP personnel to manipulate polled data before it is provided to AutoConnect.

                  (c) ADP shall deliver vehicle data obtained from polling, to consist of both text listings (including at least the following fields: make; model; body type; body subtype; year; mileage; color; price and vehicle identification number; and including vehicle options to the extent available) and digital photo images of vehicles to the extent available, to AutoConnect on a daily basis in a format to be reasonably determined by AutoConnect in consultation with ADP.

                  (d) ADP shall provide quality assurance with respect to its polling services reasonably calculated to ensure that such polling services shall consistently be both timely and accurate, including (i) proactive identification and resolution of polling problems before dealers bring them to the attention of AutoConnect; (ii) appropriate incentives for its polling groups' managers and employees to increase the number of polled dealers and ensure that all dealers receive high quality and timely polling services; and (iii) weekly reports provided to AutoConnect on the operation of ADP's polling groups, including their productivity, polling errors, problem dealers (as defined in Section 3.1(a), below), staffing levels and employee turnover.

         1.2 License to Use Vehicle Listings and Images. ADP hereby grants to AutoConnect a non-exclusive and fully paid up license, non-transferable except in accordance with the provisions in Section 6.7 below, to use, copy, reproduce, transmit, display and distribute, and create derivative works from, the used vehicle inventory data acquired by ADP through its polling activities and delivered to AutoConnect pursuant to this Agreement; provided, however, that AutoConnect shall not use any such data to provide vehicle valuation products or services to any third party (other than to consumers via AutoConnect's consumer oriented Internet vehicle valuation product), nor shall AutoConnect permit any third party to use any such data to provide vehicle valuation products or services to any other person (including to consumers), nor shall AutoConnect provide or make any such data available, directly or indirectly, to any of the following persons: CCC Information Services, Inc., Mitchell International, NADA, MacLean Hunter ("Red Book"), Black Book Enterprises, Kelly Blue Book, Edmunds Publishing, Microsoft, or any company which markets or provides automated dealership management and operations computer systems and/or software to automobile or truck dealers (including, without limitation, Reynolds & Reynolds, Universal Computer Systems, EDS,


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Key, IBM, Karmak, AutoByTel, AutoSoft, CAT, Cendant (i.e., AutoVantage),
Kerridge Computer Company Limited, Data Consultants, Inc., Advents, DeBuque Data, Andersen Consulting, Deloitte & Touche and Adam Systems). AutoConnect shall include a notice (reasonably acceptable to ADP) on its Internet web site which states that the used vehicle data displayed on such site is for consumer use only. In addition, AutoConnect agrees to use commercially reasonable efforts to design and maintain the architecture of the AutoConnect Internet web site so as to minimize the ability of third parties to extract the data provided by ADP from the site in large quantities within short periods of time.

         1.3 Trade Shows. At AutoConnect's request, ADP shall provide space within its booths (subject to availability of such space) and computer presentation equipment for use by AutoConnect at any major automobile dealer trade shows at which ADP obtains vendor booth space, subject to AutoConnect's payment of its pro rata share (to be agreed upon by AutoConnect and ADP in advance) of ADP's actual costs of obtaining the booth space and providing such computer equipment. ADP shall cooperate with AutoConnect by providing information as far in advance as practicable concerning its plans to obtain vendor booth space at dealer trade shows and the anticipated costs of the booth space and computer equipment.

         1.4 Major Account Marketing Support. At AutoConnect's request, ADP shall make its manufacturer relations personnel reasonably available to coordinate with AutoConnect on the sales of retail oriented Internet applications to the automotive original equipment manufacturers ("OEMs"), to facilitate sales contacts between AutoConnect and OEMs, and to support AutoConnect's proposals to OEMs. ADP will not be entitled to share in any revenues received by AutoConnect in connection with sales of AutoConnect applications to OEMs (other than in ADP's capacity as a member of AutoConnect and pursuant to the AutoConnect LLC Agreement), but ADP will retain all revenues it may receive from OEMs for Internet services provided by ADP to OEMs that do not include AutoConnect applications.

         1.5 Preferred Provider Status for AutoConnect. ADP hereby designates AutoConnect as ADP's preferred third-party provider of Internet-based electronic commerce ("e-commerce") services by which consumers provide information to potential providers of automobile financing, and for personalized consumer web pages that reside in dealer web sites, and service scheduling and parts ordering applications that take place through dealer web sites. As ADP's preferred provider, AutoConnect shall have the first opportunity to collaborate with ADP on the development of any such e-commerce services. AutoConnect shall also be provided a first right of refusal to provide such automotive-related e-commerce services on commercial terms no less favorable than those offered by ADP to any other provider or potential provider of e-commerce services, as follows: In the event ADP intends to enter into any arrangement with any other provider of e-commerce services by which consumers provide information to potential providers of automobile financing, and for personalized web pages that reside in dealer web sites, and/or service scheduling and parts ordering applications that take place


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through dealer web sites, ADP shall first reduce the terms of such arrangement to writing and provide them to AutoConnect in the form of an offer by ADP to enter into such an arrangement with AutoConnect. The offer shall also inform AutoConnect of the identity of the contemplated other provider. AutoConnect shall then have ten (10) business days from the date of its receipt of ADP's offer (the "Acceptance Period") to accept the offer and enter into the arrangement with ADP on the specified terms. If AutoConnect does not accept ADP's offer within the Acceptance Period, ADP shall be free to enter into the arrangement with the other provider on the same terms as were offered to AutoConnect. However, if ADP does not enter into such arrangement with the other provider on the same terms within thirty (30) days from the end of the Acceptance Period, AutoConnect's right of first refusal shall once again apply to such arrangement.

         1.6 Provision of Financial Statements. In the event that AutoConnect determines that it is required to provide financial statements related to the assets that were contributed to or acquired by AutoConnect from ADP in connection with the formation of AutoConnect in December, 1997, in order to comply with federal or state securities law requirements, ADP shall furnish, or cause to be furnished, to the Company such access to ADP personnel and accountants and use reasonable efforts to furnish or cause to be furnished such information as AutoConnect may reasonably request in order to prepare audited financial statements (including a balance sheet and statements of income and cash flows) related to the business represented by the Contributed Assets for such fiscal year periods and unaudited financial statements for all interim periods as may be specified under applicable provisions of Rules 3-01 and 3-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). In connection with the foregoing, ADP agrees to provide AutoConnect and its representatives and auditors with reasonable access during normal business hours to ADP's financial and accounting records. In addition, ADP shall direct its independent certified public accountants to cooperate with AutoConnect for purposes of compiling all available financial information that is requested by AutoConnect or AutoConnect's accountants (and to assist AutoConnect in its efforts to develop such information) and that is required in order to comply with federal or state securities law requirements. AutoConnect shall pay or absorb all fees, costs and expenses related to ADP's compliance with the foregoing covenants including, without limitation, the fees, costs and expenses of any accountants engaged by AutoConnect to audit the financial statements and the fees, costs and expenses of ADP's accountants. Notwithstanding anything to the contrary set forth herein, AutoConnect shall use its best efforts to limit the necessity for such financial statements and scope thereof (e.g., AutoConnect shall solicit opinions concerning the applicability of the SEC S-X rules, the time periods required to be covered, if any, and the propriety of using limited special purpose reports in lieu of full financial statements) and to limit the disruption caused to ADP's business by such audit. ADP shall have no liability to AutoConnect, any of its members or any successor corporation or its shareholders if the SEC declines to permit AutoConnect to include in its securities filings the statements/reports that are prepared or if ADP does not have all information necessary to prepare such financial statements. ADP also hereby disclaims any liability



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to third parties arising out of AutoConnect's use of any such statements/reports in securities filings.

ARTICLE 2         PAYMENT FOR POLLING SERVICES

         2.1 Calculation of Payment. AutoConnect shall pay ADP for inventory polling services a polling services fee as follows:

                  (a) For the period from the Effective Date through June 30, 2000, AutoConnect shall pay ADP Three Dollars and Fifty Cents ($3.50) for each successful Polling Event, and Sixty Dollars ($60.00) for initial setup of each new participating dealer included in ADP's polling service.

                  (b) For the period from July 1, 2000 through June 30, 2001, AutoConnect shall pay ADP Two Dollars and Seventy-Five Cents ($2.75) for each successful Polling Event, and Sixty Dollars ($60.00) for initial setup of each new participating dealer included in ADP's polling service.

                  (c) AutoConnect and ADP shall negotiate in good faith, beginning at such time as is reasonably necessary to reach agreement on or before May 1, 2001 and each May 1 thereafter during the term of this Agreement, to agree on the polling services fee for each ADP fiscal year in the term beginning with the year July 1, 2001 through June 30, 2002, based on then-current market rates for such services. If no agreement on such market rates is reached for any given ADP fiscal year, the parties shall proceed as follows: (i) in the event that there are at least two thousand (2,000) participating dealers for the polling services to be provided by ADP under this Agreement as of the first day of the ADP fiscal year in question, the fee in effect for the immediately preceding ADP fiscal year shall continue to apply throughout the year in question; (ii) in the event that there are fewer than two thousand (2,000) participating dealers for the polling services to be provided by ADP under this Agreement as of the May 1 date for the commencement of negotiations prior to the ADP fiscal year in question, ADP shall not be obligated to provide polling services during the ADP fiscal year in question so long as the parties cannot agree on the appropriate polling services fee.

         2.2 Payment Process. AutoConnect shall pay the polling services fee to ADP within thirty (30) days after its receipt of ADP's invoice for such services provided during each calendar month during the term of the Agreement. Each invoice shall be accompanied by a report showing the names and number of successful Polling Events for currently participating dealers and the number of initial set-ups for new participating dealers during the month in question, as well as ADP's calculation of the polling services fee due for the month.


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         2.3      Polling Event. For the purposes of this Agreement, a "Polling
Event" is a successfully completed upload of used vehicle inventory data from a dealer's dealer management system ("DMS") and download to ADP's database of the vehicle data (as specified in Section 1.1(c) above) of the entire inventory in the dealer's DMS, and delivery of such data to AutoConnect in a format mutually agreed to by ADP and AutoConnect.

         2.4 Records/Access to Records. ADP shall keep full and adequate records relevant to the number of successful Polling Events, the number of initial set-ups for new participating dealers, and the calculation of the polling services fee and shall make such records available for inspection by representatives of AutoConnect upon reasonable prior written notice. AutoConnect may exercise its right to inspect the records of ADP no more than once in any given twelve (12) month period, and such inspection shall not unreasonably interfere with the business operations of ADP. Any deficiency in payment discovered in the course of performing such inspection shall be paid to AutoConnect within thirty (30) days. If deficiencies in payment exceed five percent (5%), ADP shall reimburse AutoConnect's reasonable out-of-pocket expenses of that inspection, and AutoConnect shall be entitled to exercise its right to inspect ADP records a second time during the twelve (12) month period in question.

ARTICLE 3         OTHER OBLIGATIONS OF AUTOCONNECT

         3.1      Exclusive Provider Status for ADP.

                  (a) AutoConnect hereby designates ADP as AutoConnect's exclusive provider of inventory polling services for ADP's and R&R's dealership customers. As AutoConnect's exclusive provider, ADP shall continue to provide such polling services pursuant to this Agreement so long as ADP is willing and able to provide such services as contemplated herein. Notwithstanding the foregoing, however, AutoConnect may use, develop and/or maintain a polling capability independent of ADP's in order to poll dealerships that do not have ADP or R&R dealer management systems. In addition, although AutoConnect shall use commercially reasonable efforts to encourage all dealerships utilizing ADP's and R&R's DMS to participate in ADP's polling services, AutoConnect may also use, develop and/or maintain a polling capability independent of ADP's for dealerships that ADP is not consistently polling for technical or operational reasons, and for dealerships that do not agree to be polled by ADP. The process with respect to dealerships that ADP is not consistently polling for technical or operational reasons shall be as follows: In the event that any dealer is not successfully polled by ADP at least twice in any five-week period, ADP shall report the dealer as a "problem dealer" in its next weekly report delivered to AutoConnect pursuant to Section 1.1(d)(iii), above. ADP shall then have thirty (30) days from the date of such weekly report to implement a polling solution for the problem dealer. If ADP is not able successfully to poll the problem dealer


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         within such thirty (30) day period, AutoConnect shall be entitled, for sixty (60) days thereafter, to develop its own polling capability for the problem dealer. If AutoConnect is not able successfully to poll the problem dealer within such sixty (60) day period, ADP shall once again have the right under this Section 3.1(a) to be the exclusive provider of inventory polling services for the dealer. Once AutoConnect has begun successfully to poll any dealership through the independent capability contemplated by this Section 3.1(a), AutoConnect shall thereafter, for the term of this Agreement, be entitled to continue to poll such dealership without obligation to encourage such dealership to participate in ADP's polling services.

                  (b) AutoConnect also hereby designates ADP as AutoConnect's preferred provider of e-commerce services, so long as such e-commerce services involve direct connection to a dealer's DMS or access to or use of data residing in a dealer's DMS. As AutoConnect's preferred provider, ADP shall have the first opportunity to collaborate with AutoConnect on the development of any such e-commerce applications. ADP shall also be provided a first right of refusal to provide such e-commerce services on commercial terms no less favorable than those offered by AutoConnect to any other provider or potential provider of similar e-commerce services, as follows: In the event AutoConnect intends to enter into any arrangement with any other provider of such e-commerce services, AutoConnect shall first reduce the terms of such arrangement to writing and provide them to ADP in the form of an offer by AutoConnect to enter into such an arrangement with ADP. The offer shall also inform ADP of the identity of the contemplated other provider. ADP shall then have ten (10) business days from the date of its receipt of AutoConnect's offer (the "Acceptance Period") to accept the offer and enter into the arrangement with AutoConnect on the specified terms. If ADP does not accept AutoConnect's offer within the Acceptance Period, AutoConnect shall be free to enter into the arrangement with the other provider on the same terms as were offered to ADP. However, if AutoConnect does not enter into such arrangement with the other provider on the same terms within thirty (30) days from the end of the Acceptance Period, ADP's right of first refusal shall once again apply to such arrangement.

         3.2 Provision and License to Use AutoConnect Data. AutoConnect shall at ADP's request provide to ADP, and AutoConnect hereby grants to ADP a non-exclusive, fully paid up and non-transferable license to use, copy, reproduce, transmit, display and distribute, and create derivative works from, the vehicle data supplied to AutoConnect by Manheim Auctions, Inc. ("Manheim") (including data from Tracker and Manheim Online dealers) and by dealers who provide vehicle data directly to AutoConnect (including but not limited to AutoNation and AdManager users), for and in connection with ADP's (and/or its affiliates') Total Vehicle Loss Program for insurance companies.


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         3.3      Training of ADP Staff. AutoConnect shall provide periodic
training of ADP's staff on AutoConnect's dealer marketing plans and practices as such plans and practices relate to inventory polling.

         3.4 Promotion of ADP Polling Services. AutoConnect shall use commercially reasonable efforts to promote ADP's polling services for AutoConnect dealer customers utilizing ADP's and R&R's DMS. AutoConnect shall also: (a) provide market support for ADP's polling services, making its sales personnel reasonably available to coordinate with ADP on the promotion of polling services; and (b) facilitate contacts between ADP and AutoConnect's dealer customers.

         3.5 Stock Options for Sales Incentives. AutoConnect may, at its own expense, provide special stock options (or similar instruments) for selected ADP executives and general managers as incentives for their sales and marketing efforts on behalf of AutoConnect.

ARTICLE 4         EXCLUSIVITY

         4.1      By ADP.

                  (a) So long as ADP is providing polling services to AutoConnect pursuant to this Agreement for at least three hundred (300) dealers, ADP shall not provide used vehicle inventory polling services for any automotive Internet site that aggregates used vehicle inventory data for consumer use or sells or advertises cars to retail customers. During the term of this Agreement, ADP shall not sell, promote, or otherwise solicit business from dealers for retail-oriented dealer web sites on the Internet or create, provide marketing and sales support to, or make equity investments in any other retail oriented automotive Internet web site, in each case, that contains used vehicle inventory data aggregated from multiple dealers or from multiple OEMs. ADP shall also not create its own consumer-oriented automotive "aggregator site" that would compete with AutoConnect (it being agreed that an Internet automotive "aggregator site" that is oriented towards non-U.S. consumers shall not be considered competitive with AutoConnect), nor shall ADP assist any third party in creating such a site, provided, however, that the foregoing prohibition shall not apply to ADP's license of the Marketing Advisor Software application as described in
         Section 4.1(b), below.

                  (b) Marketing Advisor is a database publishing tool and multimedia advertising software application which ADP has licensed from Gannett Media Technologies, Inc. for sublicense by ADP to auto dealers, and pursuant to which auto dealers may enter vehicle inventory data in Marketing Advisor's automotive database for use in one or more of the following modules: a print advertising module, pursuant to which Marketing Advisor uses such vehicle data to automate the production of print ads and other print-based marketing materials; an auto


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         text/fax back module, pursuant to which dealers may set up telephone and audio text systems to provide auto inventory information via touch tone telephone; and an Internet module, pursuant to which a dealer may export auto inventory photo and text information to a third party server capable of providing an integrated search engine and database-driving web pages for use in Internet web sites. ADP agrees that although the prohibition in Section 4.1(a), above, shall not prohibit ADP from sublicensing Marketing Advisor to auto dealers, ADP shall not modify or enhance the client Internet module of such application in a manner that permits a dealer to use such application to more easily and effectively deliver a dealer's entire used vehicle inventory at one time or in a very short period of time to a third party server for use in Internet web sites.

                  (c) Notwithstanding the foregoing, ADP may provide the following products and services as follows: (i) ADP may provide used vehicle inventory polling services directly to individual OEMs for their own retail Internet web sites and (absent any other agreement to the contrary with AutoConnect) shall retain all revenues from the provision of such services. AutoConnect agrees to coordinate, at ADP's request and expense, the delivery of such inventory data to such OEMs;
         (ii) ADP may provide polled used vehicle data to any third parties for uses that do not involve advertising or otherwise listing such vehicles for sale to consumers via a retail oriented automotive aggregator Internet web site; and (iii) ADP may license or otherwise provide any software applications and/or functionality for use on or in conjunction with retail-oriented dealer web sites operated by third parties so long as such applications and/or functionality (such as personalized customer web pages and service scheduling) do not facilitate or otherwise involve the listing of a dealer's used car inventory.

         4.2 By AutoConnect. AutoConnect shall not provide vehicle data to any of ADP's competitors in the total loss vehicle valuation market, including but not limited to CCC Information Services, Inc., Mitchell International, NADA, MacLean Hunter ("Red Book"), Black Book Enterprises, Kelly Blue Book, Edmunds Publishing, Microsoft, or any company which markets or provides automated dealership management and operations computer systems and/or software to automobile or truck dealers (including, without limitation, Reynolds & Reynolds, Universal Computer Systems, EDS, Key, IBM, Karmak, AutoByTel, AutoSoft, CAT, Cendant (i.e., AutoVantage), Kerridge Computer Company Limited, Data Consultants, Inc., Advents, DeBuque Data, Andersen Consulting, Deloitte & Touche and Adam Systems).

ARTICLE 5         TERM

         5.1 Term. Unless terminated as provided in Section 5.2 below, the term of this Agreement shall be ten (10) years commencing on the Effective Date, and shall be automatically renewed for additional ten-year terms unless either party gives written


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notice to the other, at least sixty (60) days prior to the end of the term or any renewal term, that it does not wish to renew this Agreement.

         5.2 Termination. Either party may terminate this Agreement and, in addition to all other rights and remedies it may have under law or equity, be relieved of all further obligations hereunder, in the event of a material breach of the Agreement by the other party if such breach is not cured within thirty
(30) days of the receipt of written notice of such breach by such breaching party. In addition, the parties may terminate this Agreement for any reason, or for no reason, as follows:

                  (a) AutoConnect may terminate this Agreement as of the end of ADP fiscal years concluding June 30, 2000, June 30, 2001 or June 30, 2002, upon providing at least sixty (60) days prior written notice to ADP; or after January 1, 2003 at any time by providing at least six (6) months prior written notice to ADP.

                  (b) ADP may terminate this Agreement at any time after January 1, 2003, by providing at least six (6) months prior written notice to AutoConnect.

ARTICLE 6         MISCELLANEOUS

         6.1 Ownership of Vehicle Data and Images and Database. As between AutoConnect and ADP, and subject to the license granted to AutoConnect in this Agreement, ADP shall be the owner of the vehicle data and images it obtains through the dealer inventory polling process contemplated by this Agreement. As between AutoConnect and ADP, and subject to the restrictions on its use of vehicle data and images it obtains pursuant to the license granted by ADP in this Agreement, AutoConnect is the owner of the database of vehicle data and images obtained, compiled and used by AutoConnect in connection with its online vehicle information service.

         6.2      Representations and Warranties.

                  (a) AutoConnect and ADP each represents and warrants to the other that: (i) it has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; and
         (ii) it has the right to grant the licenses granted by it hereunder.

                  (b) EXCEPT AS STATED IN SECTION 6.2(A), ABOVE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE VEHICLE DATA AND IMAGES OR OTHER DELIVERABLES PROVIDED BY EITHER PARTY TO THE OTHER PARTY, WHICH VEHICLE DATA AND IMAGES AND OTHER DELIVERABLES ARE PROVIDED "AS IS." EACH PARTY SPECIFICALLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS


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         FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A
         COURSE OF DEALING OR A COURSE OF PERFORMANCE.

         6.3      Indemnification.

                  (a) AutoConnect and ADP each agrees to indemnify, defend and forever hold the other (and each of its parents, subsidiaries or entities under common ownership or control), and all of their respective present and former officers, members, shareholders, directors, employees, representatives, attorneys, insurers and agents, and its successors, heirs and assigns, harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) arising directly or indirectly out of any breach or alleged breach of its representations and warranties, as set forth in Section 6.2, above, or out of any other breach of this Agreement.

                  (b) A party entitled to indemnification pursuant to this Agreement shall, with respect to any claim made against such indemnified party for which indemnification is available, notify the other party in writing of the nature of the claim as soon as practicable but not more than ten days after the indemnified party receives notice of the assertion of the claim. (The failure by an indemnified party to give notice as provided, above, shall not relieve the indemnifying party of its obligations under this Section 6.3, except to the extent that the failure results in the failure of actual notice and the indemnifying party is damaged as a result of the failure to give notice.) Upon receipt of notice of the assertion of a claim, the indemnifying party shall employ counsel reasonably acceptable to the indemnified party and shall assume the defense of the claim. The indemnified party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (a) the employment of counsel by the indemnified counsel has been authorized by the indemnifying party, (b) the indemnified party has been advised by its counsel in writing that there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of the action (in which case the indemnifying party shall not have the right to direct the defense of the action on behalf of the indemnified party), or (c) the indemnifying party has not in fact employed counsel to assume the defense of the action within a reasonable time following receipt of the notice given pursuant to this Section 6.3, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an indemnifying party settle any such action without the written consent of the indemnified party (which consent shall not be unreasonably withheld). No indemnifying party will consent to the entry of any judgment or enter into any


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         settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party a release from all liability with respect to the claim. Each party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by the other party.

         6.4 Limitation on Liability. Except with respect to indemnification obligations under Section 6.3, above, in the event either party incurs any liability to the other due to any performance or nonperformance of any term of this Agreement, the liability therefor shall be limited to actual damages (actual damages being defined as the actual out-of-pocket damages or losses sustained by the damaged party and excluding indirect, special, consequential or punitive damages or lost profits).

         6.5 Dispute Resolution. The parties intend to minimize the potential for litigation or other formal means of enforcing this Agreement. Accordingly, the parties agree that the dispute resolution procedures set forth below shall be invoked prior to either party instituting legal proceedings against the other.

                  (a) A party (the "Complaining Party") that believes that the other (the "Responding Party") is in breach of this Agreement in any particular, shall deliver written notification to the Responding Party, setting forth in reasonable detail the breach for which the Complaining Party seeks redress, along with a specific request for relief. The Responding Party shall have 10 business days from receipt to provide a written reply. The reply shall contain a response to the allegations contained in the notice or an agreement to provide the relief requested. Upon receipt of the reply, the Complaining Party shall provide written notice to the Responding Party either that the dispute has been resolved satisfactorily or that the Complaining Party is invoking the escalation procedure set forth in Section 6.5(b).

                  (b) In the event that the parties are unable to resolve a dispute in the manner described in Section 6.5(a), each party agrees to designate a single representative to attempt to resolve the dispute. Each party's representative shall be a senior executive (the equivalent of a senior vice president or higher) who shall have all necessary authority to bind the party contractually and to resolve the dispute. The designated representatives shall meet for a minimum of eight hours at a location to be mutually agreed upon by the parties, in an effort to resolve the dispute. In the event that mutual agreement regarding the location of such meeting cannot be reached, the meeting will take place at AutoConnect's offices in Atlanta, Georgia.

         6.6 Further Assurances. Each party hereto shall execute and deliver all such other documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement and the transactions contemplated hereby.


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

         6.7 Non-Disclosure. Neither AutoConnect nor ADP shall disclose to any person or entity, directly or indirectly, without the prior approval of the other, any non-public information relating to the other party obtained by virtue of this Agreement, except on a confidential basis to its business, legal and financial advisors or as required to be disclosed under applicable law or by legal process.

         6.8 Third Parties. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any employee or creditor of any party hereto, nor any other person not a party hereto.

         6.9 Force Majeure. Neither party shall be deemed in default or otherwise liable under this Agreement due to its inability to perform its obligations by reason of any fire, earthquake, flood, substantial snowstorm, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, or any municipal, county, state or national ordinance or law, or any executive, administrative or judicial order (which order is not the result of any act or omission which would constitute a default hereunder), or any failure or delay of any transportation, power, or communications system or any other or similar cause beyond that party's control.

         6.10 Governing Law/Construction. This Agreement and all matters or issues related thereto shall be governed by the laws of the State of Delaware without regard to its choice of law rules. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

         6.11 Assignment/Benefit and Binding Effect. Neither party may assign its rights and obligations under this Agreement except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing sentence, either party may assign or transfer its rights and obligations under this Agreement in connection with a change in control of the party, or the sale or transfer of all or substantially all of the business or assets of the party, or to any entity under common ownership or control with such party, upon notice to the other party, provided that the assignee agrees to assume all of the assigning party's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         6.12 Relationship of Parties. Neither this Agreement nor the cooperation of the parties contemplated herein shall be deemed or construed to create any partnership, joint venture or agency relationship between AutoConnect and ADP. Neither party is, nor shall either party hold itself out to be, vested with any power or right to bind the other party contractually or to act on behalf of the other party as a broker, agent or otherwise.

         6.13 Captions/Severability. The captions, section numbers and index appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Agreement, nor in any way affect this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision of this Agreement is determined to be invalid, unenforceable or otherwise illegal, such provision shall be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement shall be in full force and effect.

         6.14 Waiver. No term or condition of this Agreement shall be deemed waived, and no breach shall be deemed excused, unless such waiver or excuse is in writing and is executed by the party against whom such waiver or excuse is claimed. Except as set forth in this Agreement, all rights, powers and remedies given to the parties under this Agreement are cumulative and not alternative, and are in addition to all statutes or rules of law.

         6.15 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous oral or written agreements and representations. Any amendment of this Agreement shall be in writing and signed by both parties.

         6.16 Survival of Termination. The obligations of the parties under this Agreement that by their nature would continue beyond expiration, termination or cancellation of this Agreement (including, without limitation, Sections 1.2, 2.4, 3.2, 6.1, 6.2, 6.3, 6.4 and 6.7) shall survive any such expiration, termination or cancellation.

         6.17     Notices. Notices and other communications hereunder shall be
(a) in writing; (b) delivered by telecopy, by commercial overnight or same-day delivery service with all delivery costs paid by sender, or by registered or certified mail with postage prepaid, return receipt requested; (c) deemed given on the date and at the time (if recorded) of delivery by the commercial delivery service, as shown in the records thereof (if delivered by commercial overnight or same-day delivery service), or on the date shown on the return receipt (if delivered by registered or certified mail); and (d) addressed to the parties at their addresses specified on the signature page to this Agreement (or at such other address for a party as shall be specified by like notice).

         6.18 Communications. Both parties recognize the value and importance of clear, accurate and consistent public communications regarding the transactions contemplated in this Agreement. Accordingly, the parties shall agree on the timing and the content of any public announcement regarding the cooperative relationship described in this Agreement. In addition, the parties shall jointly prepare written material for use in responding to anticipated questions that each party will likely receive from the press and public about their relationship.

         6.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. The parties may sign facsimile copies of this Agreement which shall each be deemed originals.

         AGREED TO BY THE PARTIES AS OF THE DATE WRITTEN ABOVE.

                                     AUTOCONNECT, L.L.C.

                                     By: /s/ DENNIS BERRY
                                        -------------------------------
                                     Name: Dennis Berry
                                     Title: Director

                                     Address for Notices:

                                     1400 Lake Hearn Drive, N.E.
                                     Atlanta, Georgia 30319
                                     Attention:  Victor Perry
                                     Phone: 404-843-5480
                                     Fax: 404-843-7412


                                     ADP, INC.


                                     By: /s/ ALLAN STEJSKAL
                                        -------------------------------
                                     Name: Allan Stejskal
                                     Title: V.P. Dealer Services

                                     Address for Notices:

                                     Dealer Services Division
                                     1950 Hassell Road
                                     Hoffman Estates, Illinois 60195
                                     Attention:  President
                                     Phone:  847-397-1700
                                     Fax: 847-781-9873




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